Exhibit 99.1

Actuate Reports Fourth Quarter and Full Year 2013 Financial Results

+ Double digit growth for BIRT iHub-based license business and total BIRT iHub-based business in 2013;

+ FY 2013 cash flow from operations of $24 Million, up 20% year-over-year;

+ Recorded $1.3 million of subscription bookings in Q4;

+ Acquired German software firm legodo ag on January 31, 2014, extending Actuate’s CCM offering into the interactive customer correspondence space.

SAN MATEO, Calif.--(BUSINESS WIRE)--February 4, 2014--Actuate Corporation (NASDAQ: BIRT), The BIRT Company™ and the leader in personalized analytics and insights, today announced financial results for the fourth quarter and full year 2013.

Fourth Quarter 2013 Financial and Operational Highlights:

  Total license revenue of $14.6 million;
  Total revenue of $32.4 million;
  Booked 3 transactions with a license component in excess of $1.0 million;
  Booked 66 transactions greater than $100,000;
  Non-GAAP operating income of $6.4 million and non-GAAP operating margin of 20%;
  Non-GAAP fully diluted EPS of $0.09;
  Total cash and short-term investments of $79.9 million on December 31, 2013, an increase of $13.4 million from December 31, 2012;
  Operating cash flow of $12.5 million;
  Repurchased $10.0 million worth of stock during the quarter.

Fiscal Year 2013 Financial and Operational Highlights:

  Double digit growth for BIRT iHub-based license business and total BIRT iHub-based business;
  Total license revenue of $60.5 million, up 5% year-over-year;
  Annual non-GAAP revenue of $134.6 million;
  Booked 12 transactions with a license component in excess of $1.0 million;
  Booked 266 transactions greater than $100,000 during 2013;
  Fiscal year 2013 non-GAAP operating margin of 17% and non-GAAP net income margin of 12%
  Annual fully diluted non-GAAP EPS of $0.32;
  Annual operating cash flow of $24.5 million, up 20% year-over-year;
  Repurchased $26.1 million worth of stock during the year.

“In 2013, Actuate grew BIRT iHub-based license and total BIRT iHub-based business by double digit percentage over 2012,” said Peter Cittadini, President and CEO of Actuate. “There is more IT focus on the customer in 2014 which bodes well for development of more Customer Facing applications with BIRT and BIRT iHub. We intend to take advantage of this shift with 3 major initiatives in 2014. First, introduce a freemium BIRT iHub offering. Second, increase subscription business. Third, create three focused business units for our three global markets.”

Tweet this: #Actuate NASDAQ: $BIRT: Q4 License revenue $14.6 million; Q4 Non-GAAP diluted EPS $0.09; Q4 Non-GAAP Op Margin 20%; FY 2013 Cash Flow From Ops up 20%

Revenues as reported in accordance with U.S. generally accepted accounting principles (GAAP) for the fourth quarter of 2013 were $32.4 million, down 9% when compared with $35.6 million in the fourth quarter of 2012. License revenues for the fourth quarter of 2013 were $14.6 million, down 6% when compared with $15.5 million in the fourth quarter of 2012. Service revenues for the quarter were $17.8 million, compared with $20.1 million reported in the same quarter last year.

It is important to note that the first quarter of 2013 marked the end of the quarterly revenue stream associated with the Company’s June 2010 settlement agreement with Oracle. The terms of the agreement called for equal cash payments of $1.3 million by Oracle to Actuate over twelve consecutive quarters ending March 31, 2013. Accordingly, Actuate has recognized $5.2 million of associated revenues in 2012 and $1.3 million of associated revenues in 2013.

GAAP operating income was $2.8 million for the fourth quarter of 2013, compared with $3.3 million in the fourth quarter of 2012. GAAP net income for the fourth quarter of 2013 was $1.2 million, or $0.02 per diluted share, compared with net income of $758,000, or $0.01 per diluted share, in the fourth quarter of 2012.

Non-GAAP net income for the fourth quarter of 2013 was $4.5 million, or $0.09 per diluted share, compared with non-GAAP net income of $4.7 million, or $0.09 per diluted share in the fourth quarter of 2012. Non-GAAP operating margin and non-GAAP net income margin for the fourth quarter of 2013 was 20% and 14%, respectively.

Total revenues as reported in accordance with GAAP for the fiscal year of 2013 were $134.5 million, down 3% when compared with $138.8 million in the prior year. License revenues for 2013 were $60.5 million, up 5% compared with $57.9 million in the prior year. Services revenues for 2013 were $74 million, compared with $80.9 million in the prior year.

For 2013, operating income as reported in accordance with GAAP was $9.4 million, compared with $18.6 million in the prior year. GAAP net income for 2013 was $6.8 million, or $0.13 per diluted share, compared with $10.3 million, or $0.20 per diluted share in 2012.

For the full fiscal year, non-GAAP net income was $16.7 million, or $0.32 per diluted share, compared with $20.9 million, or $0.39 per diluted share, in the prior year. Non-GAAP operating margins for 2013 were 17%, compared with 22% for the prior year. Non-GAAP net income margins for 2013 were 12%, compared with 15% for the prior year.

Cash flow from operations was $12.5 million for the fourth quarter of 2013. Fiscal year 2013 cash flow from operations was $24.5 million. Cash and short term investments, net of debt, totaled $79.9 million on December 31, 2013, up $13.4 million from $66.5 million as of December 31, 2012.

Share Repurchases

In August 2013, the Board of Directors approved a $40.0 million share repurchase program, of which $26.9 million remains as of December 31, 2013. During the fourth quarter of 2013 the Company repurchased $10.0 million worth of stock. The timing and amount of any shares repurchased will be determined based on the Company's evaluation of market conditions and other factors and the program may be discontinued or suspended at any time. Repurchases will be made in compliance with all SEC rules and other legal requirements and will be made in part under a Rule 10b5-1 plan, which permits stock repurchases when the Company might otherwise be precluded from doing so.

legodo ag Acquisition

On January 31, 2014, Actuate acquired 100 percent of the shares of German software firm, legodo ag. This acquisition significantly extends Actuate’s Customer Communication Management (CCM) offering into the interactive customer correspondence space, with tight integration to CRM applications, corporate archives, accessible output and business intelligence and reporting, with a strong focus on mobile capabilities. Based in Karlsruhe, Germany, legodo ag develops software for easy and rapid generation of personalized customer correspondence via any modern communication channel, including social media. legodo software is the first to tap all the information embedded in ERP/SAP, CRM, or other corporate applications, to create communications directed at the customer. More than 40,000 users have realized the benefits of legodo, in prominent companies like the DAB bank, Deutsche Bahn, Deutsche Telekom, Dillinger Hüttenwerke, GEHE Pharmahandel, Integralis, RWE, Lufthansa, Swisscom, and XELLA.

Full Year 2013 Business Highlights:

Big Data & Analytics:

  Launched BIRT iHub 3, the next generation of BIRT iHub™ that offers BIRT developers increased power, control and functionality; allowing them to create stunningly effective customer-facing applications that enable better engagement with customers and significantly ease the job of IT administrators who run one or more BIRT projects for internal or external audiences as it enables broader administrator control across all Actuate products, including BIRT Analytics™;
  Completed integration with Hortonworks Sandbox for Big Data and introduced improved BIRT Hive driver, offering advanced Hadoop data visualization options to BIRT developers;
  Certified Actuate’s BIRT-based suite of development and deployment software on Cloudera Impala to deliver unprecedented scalability of personalized analytics and insights from Big Data;
  Announced an alliance with MongoDB, enabling developers to apply Actuate’s secure and scalable analytics capabilities to the document-based MongoDB environment;
  Announced partnership with Bitext, to offer linguistic analysis engine and sentiment analysis for large data files through BIRT;
  Released latest version of BIRT Analytics, the first product to enable advanced predictive analysis – through a variety of techniques – of data from any source by business users;
  Launched connector with YASH Technologies for SAP R/3 and SAP BW to provide easy integration of Big Data with BIRT and BIRT iHub;
  Integrated BIRT iHub and BIRT onDemand with Amazon Redshift for Big Data analytics in the cloud;
  Enhanced Open Source Eclipse BIRT with connectors to MongoDB, Cassandra, POJO, and emitters for Microsoft Office documents;
  Expanded Big Data application deployment options built on Amazon web services;
  Joined the Eclipse LocationTech Industry Working Group, the leading community for individuals and organizations to collaborate on commercially-friendly open source software that is location aware;

BIRT and BIRT iHub:

  Total BIRT iHub-based business increased 14% year-over-year;
  BIRT iHub-based license business grew 14% year-over-year;
  The BIRT community includes over 3 Million BIRT developers worldwide;
  114,000 total registrations to date on BIRT Exchange, up 15% from 99,000 a year ago.

Customers and Partners:

  Added 89 new customers (primarily BIRT) in 2013;
  During 2013 there were 12 transactions with a license component in excess of $1.0 million;
  266 transactions greater than $100,000 during 2013;
  Announced alliance with Carrington Associates Asia Pacific Pty Ltd in Australia, a software service business, that sources and manages IT solutions for organizations;
  Announced alliance with NuVista Technologies Pte Ltd in Singapore, a leading provider of integrated outsourcing and consulting services in IT, engineering, human resources, Cloud ERP and BI solution;
  Joined AFP Consortium to further address high-volume customer communications management needs.

2013 Customer Excellence Award Winners:

  Elcom International: awarded in the “BIRT OEM Implementation” category for their implementation of BIRT to provide its clients with secure access to nearly one terabyte of easily configurable historical data, putting Elcom squarely in the Big Data management category;
  Phototype: recognized for its implementation of BIRT, which acts as their Print Quality Management (PQM) system’s “BizIQ,” providing comprehensive, real-time analytics to major retail and wholesale consumer product goods (CPG) brands companies and their print suppliers;
  Integrated Data Services: awarded in the “BIRT OEM Implementation” category for their use of BIRT to enhance their enterprise program and financial management software by providing end-users with direct access to their data, resulting in increased transparency for various Department of Defense organizations.

Recognition & Awareness:

  Actuate and SaskTel won the CIO and IT Leadership award for location intelligence from Ventana Research;
  Beat all other major vendors in Dresner’s 2013 Wisdom of Crowds Survey with BIRT-based solutions for Big Data business analytics;
  Recognized by CRN as one of the “Big Data 100” in the category of Big Data Business Analytics;
  Awarded sixth consecutive Confirmit ACE (Achievement in Customer Excellence) Award;
  Recognized as a member of the 2012 Global SaaS Top 250 company listing by Montclair Advisors.

During the fourth quarter, Actuate received significant new and repeat business from, among others: ACI Worldwide, BDM IT Solutions, Broadridge Financial Solutions, Inc., Caja Madrid Cibeles, S.A., Cisco Systems, Deutsche Bank Trust Company Americas, Equity Administration Solutions, Inc., Gas Natural, Gordon Food Service, Government of Canada, Helaba Invest Kapitalanlagegesellschaft mbH, HSBC Hong Kong, Information Management Consultants, iTAC Software AG, J.P. Morgan Chase & Co. HQ NY, La Compagnie Financière Edmond de Rothschild, MetLife, Inc., Metrolina Greenhouses Inc., Mzinga, New York City Transit Authority, The Capital Group Companies, Inc., Universal Health Services of Delaware, Inc., Verizon Wireless Inc., and Wells Fargo Advisors, LLC.

Conference Call Information

Actuate’s management will be holding a conference call at 2:00 p.m. PT (5:00 p.m. ET) today, February 4, 2013 to further discuss these results. The dial-in number for the call is +1-877-407-8035 (+1-201-689-8035 for international participants) and the conference ID is # 13574565. The conference call will be broadcast live on the Investor Relations section of Actuate’s web site at http://www.actuate.com/investor and will be available as an archived replay for a limited time thereafter.

About Actuate (NASDAQ:BIRT) – The BIRT Company™

Actuate provides software to more than three million BIRT developers and OEMs who build scalable, secure solutions that save time and improve brand experience by delivering personalized analytics and insights to over 200 million of their customers, partners and employees. Actuate founded and supports BIRT – the open source IDE – and develops BIRT iHub™ – the world-class deployment platform – to significantly improve productivity of developers working on customer facing applications. Actuate’s BIRT Analytics™ delivers self-service predictive analytics to enhance customer engagement using Big Data. BIRT Content Services™ empowers organizations to easily transform, process, personalize, archive and deliver high volume content. Actuate is headquartered in Silicon Valley with more than 5,000 enterprise customers in financial services, technology and government. Visit actuate.com and developer.actuate.com.

Discussion of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, equity plan-related compensation expenses, acquisition related expenses, restructuring charges, asset impairment costs, one-time termination costs, one-time professional services fees, facilities adjustments, foreign currency exchange gains and losses related to the revaluation of monetary assets and liabilities and other one-time charges and gains which management does not consider reflective of our core operating business. Non-GAAP net income also includes an adjustment to add back revenue that could not be recognized due to the impact of purchase accounting on the acquired Quiterian revenue contracts. Intangible assets consist primarily of purchased technology, in-process research and development, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Restructuring charges consist of one-time compensation and benefits, excess facilities and asset-related charges resulting from strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options recognized during the period. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the Company would accrue using a normalized effective tax rate applied to the non-GAAP results. Our non-GAAP earnings per share calculation also includes an adjustment to total outstanding shares to reflect what the share amount would have been if it were calculated using non-GAAP results.

Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the Company's core operating performance on a period-to-period basis because such items are not related to the Company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; they are non-operational, or they are related to non-cash expenses involving stock option grants.

The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items that may obscure trends in the core operating performance of the business;

2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

Set forth below are additional reasons why specific items are adjusted in the Company's non-GAAP financial measures:

a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition.

b) While stock-based compensation constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the Company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

c) Restructuring charges are primarily related to one-time compensation benefits and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the Company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy.

d) The Company incurred professional services fees related to considerations regarding strategic alternatives. These costs are excluded because the charges are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the Company’s core operations, they are not included in the Company’s annual operating plan. We analyze and measure our operating results without these charges when evaluating our core performance;

e) The deferred revenue adjustment relates to our acquisition of Quiterian, which was concluded in October 2012. In accordance with the fair value provisions of Accounting Standards Codification ("ASC") 805, Business Combinations, acquired deferred revenue which was lower than the historical carrying value was recorded on the opening balance sheet. This purchase accounting requirement adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related terms are renewed in future periods.

f) The facilities adjustment relates to the Company’s new and old headquarters facilities and their related leases. In the second quarter of fiscal 2012 the Company initiated a lease for its new headquarters in the BayCenter facility, which the Company occupied in July 2012. As a result of this new lease, the Company incurred duplicate rent during a portion of the second quarter of fiscal 2012 as it was paying rent on both the old Bridgepointe campus and the new BayCenter facility. The facilities adjustment compensates for this duplicate rent. In addition, as part of the old lease, Actuate was required to restore the facility back to its original condition upon expiration of the lease period. The facilities adjustment serves to add restoration costs on the old headquarters facility back to income.

The facilities adjustment is made for non-GAAP purposes because the underlying costs are non-recurring in nature, are unrelated to the Company's core operations in the ordinary course, and are not included in our annual operating plan and related budget. They are directly impacted by the timing of the Company's lease transactions and we analyze and measure our operating results without these charges when evaluating our core performance. Actuate believes that investors benefit from a supplemental non-GAAP financial measure that excludes these items because it allows more meaningful comparability of results between periods and enables investors to compare Actuate’s core operating results in different periods without this variability.

g) Foreign currency exchange gains and losses represent the net gain or loss that Actuate has recorded for the impact of currency exchange rate movements on monetary assets and liabilities denominated in foreign currencies related to the revaluation of these assets and liabilities. Actuate presents non-GAAP financial information excluding foreign exchange gains and losses for several reasons. These foreign currency gains and losses are generally unpredictable and can cause Actuate’s reported results to vary significantly. The magnitude and timing of these gains and losses are largely outside of Actuate’s control because Actuate has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods. Management believes that these gains and losses are unrelated to the ongoing operation of its business in the ordinary course and are non-operational. Management therefore excludes these items for the purposes of evaluating core performance and they are not specifically included in the Company’s annual operating plans, budgets or management compensation structure. Actuate believes that investors benefit from a supplemental non-GAAP financial measure that excludes these items because it allows more meaningful comparability of results between periods and enables investors to compare Actuate’s core operating results in different periods without this variability.

h) Other one-time charges are comprised of two distinct components. It includes a one-time write off of approximately $188,000 for expensing of the remaining unamortized costs related to our credit facility with Wells Fargo Foothill (“WFF”). During the second quarter of 2013 we terminated our line of credit with WFF and negotiated a more favorable agreement with U.S. Bank. Also during the second quarter of 2013, as a result of a restructuring, we wrote-off leasehold improvements totaling approximately $155,000 associated with our Toronto, Canada idle facility. These one-time charges are excluded because we analyze and measure our operational results without these charges when evaluating our core performance. Furthermore, such charges are non-recurring in nature, are inherently variable in size and are not included in the Company’s annual operating plan and related budget. These charges are unrelated to the ongoing operations of the business in the ordinary course and unrelated to the Company’s core operations.

i) Asset impairment costs are excluded because they inherently vary in size and are not specifically included in the Company's annual operating plan. Furthermore, asset impairment charges do not typically require any cash outlay and the timing of such impairments is largely outside of the Company's control.

j) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the Company's long-term tax structure. The Company is using a normalized effective tax rate of 30%. This adjustment is made because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates. This non-GAAP estimated tax rate is reviewed annually.

k) Acquisition-related costs are costs incurred in concluding our acquisition transactions. These costs are excluded because they are inconsistent in amount and frequency and are directly impacted by the timing and magnitude of the Company’s acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. These acquisition-related costs are unrelated to the Company’s core operations in the ordinary course and are not included in our annual operating plan and budget.

l) One-time termination costs consist of severance payments related to reductions in force. As a consequence of reductions in force, the Company was required to pay out certain severance benefits. In accordance with the applicable FASB Codification, these payments were required to be classified as compensation expense in the Condensed Consolidated Statements of Operations, rather than as a restructuring expense. The Company is excluding these costs in the Non-GAAP financial measures because the charges are not included in the Company’s annual operating plan and related budget. These charges are inherently variable in size and are directly impacted by the timing and magnitude of the Company’s acquisition transactions. We analyze and measure our operational results without these charges when evaluating our core performance. Actuate believes that investors benefit from a supplemental non-GAAP financial measure that excludes these items because it allows more meaningful comparability of results between periods and enables investors to compare Actuate’s core operating results in different periods without this variability.

In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

  Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  The Company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.
  The Company's employee equity incentive and employee stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future.
  The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is available in the investor relations section of the Company's web site for a limited time at http://www.actuate.com/investor. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and application development, business intelligence, business analytics, output management and customer communications management software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of acquisitions on the Company’s financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, specifically Actuate 2012 Annual Report on Form 10-K filed on March 8, 2013 as well as its quarterly reports on Form-10Q.

ACTUATE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$ 79,900	$ 66,450
Accounts receivable, net	27,418	33,053
Other current assets	8,251	9,098
Total current assets	115,569	108,601
Property and equipment, net	6,119	7,805
Goodwill and other intangibles, net	60,550	62,984
Other assets	13,843	13,125
	$ 196,081	$ 192,515

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 1,586	$ 1,976
Restructuring liabilities	262	509
Accrued compensation	5,795	6,504
Other accrued liabilities	5,420	5,626
Deferred revenue	46,293	43,438
Total current liabilities	59,356	58,053

Long term liabilities:
Notes payable	889	843
Other liabilities	3,177	3,157
Deferred revenue	1,640	2,978
Tax liabilities	2,177	2,127
Total long term liabilities	7,883	9,105

Stockholders' equity	128,842	125,357
	$ 196,081	$ 192,515

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
License fees	$14,576	$15,497	$60,549	$57,886
Services	17,830	20,079	73,968	80,933
Total revenues	32,406	35,576	134,517	138,819

Costs and expenses:
Cost of license fees	459	479	2,122	1,918
Cost of services	3,636	5,082	17,246	20,349
Sales and marketing	13,648	13,981	55,600	49,792
Research and development	5,893	6,328	25,257	23,996
General and administrative	5,478	5,590	22,682	22,508
Amortization of purchased intangibles	301	336	1,166	1,203
Restructuring charges	227	442	1,064	496
Total costs and expenses	29,642	32,238	125,137	120,262
Income from operations	2,764	3,338	9,380	18,557
Interest income and other income/(expense), net	(177)	(528)	(19)	235
Interest expense	(28)	(106)	(185)	(361)
Income before income taxes	2,559	2,704	9,176	18,431
Provision for income taxes	1,325	1,946	2,375	8,128
Net income	$1,234	$758	$6,801	$10,303
Basic net income per share	$0.03	$0.02	$0.14	$0.21
Shares used in basic per share calculation	48,117	48,652	48,064	49,033
Diluted net income per share	$0.02	$0.01	$0.13	$0.20
Shares used in diluted per share calculation	51,360	51,244	50,959	52,452

ACTUATE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
Revenue reconciliation:	December 31,		(a)	December 31,		(a)
	2013	2012	Notes	2013	2012	Notes
GAAP revenue	$32,406	$35,576		$134,517	$138,819
Non-GAAP adjustments:
Deferred revenue adjustments	-	80	(g)	37	80	(g)
Total non-GAAP revenues	$32,406	$35,656		$134,554	$138,899

	Three Months Ended			Twelve Months Ended
	December 31,		(a)	December 31,		(a)
Operating expense reconciliation:	2013	2012	Notes	2013	2012	Notes

GAAP operating expenses	$29,642	$32,238		$125,137	$120,262
Non-GAAP adjustments:
Amortization of purchased technology	(333)	(283)	(b)	(1,376)	(1,103)	(b)
Amortization of other intangibles	(301)	(336)	(c)	(1,166)	(1,203)	(c)
Stock-based compensation expense	(1,532)	(1,731)	(d)	(7,324)	(7,335)	(d)
Restructuring charges	(227)	(442)	(e)	(1,064)	(496)	(e)
Acquisition related costs	(420)	(397)	(f)	(1,194)	(565)	(f)
One-time termination costs	(836)	-	(h)	(1,500)	-	(h)
One-time professional services fees	-	-		(327)	-	(j)
Facilities adjustment	-	-		-	(380)	(k)
Asset impairment	-	(86)	(l)	-	(175)	(l)
Total non-GAAP operating expenses	$25,993	$28,963		$111,186	$109,005

	Three Months Ended			Twelve Months Ended
Operating income reconciliation:	December 31,		(a)	December 31,		(a)
	2013	2012	Notes	2013	2012	Notes
Total non-GAAP revenues	$32,406	$35,656		$134,554	$138,899
Total non-GAAP operating expenses	(25,993)	(28,963)		(111,186)	(109,005)
Total non-GAAP operating income	$6,413	$6,693		$23,368	$29,894

	Three Months Ended			Twelve Months Ended
Net income reconciliation:	December 31,		(a)	December 31,		(a)
	2013	2012	Notes	2013	2012	Notes
GAAP income before income taxes	$2,559	$2,704		$9,176	$18,431
Non-GAAP adjustments:
Amortization of purchased technology	333	283	(b)	1,376	1,103	(b)
Amortization of other intangibles	301	336	(c)	1,166	1,203	(c)
Stock-based compensation expense	1,532	1,731	(d)	7,324	7,335	(d)
Restructuring charges	227	442	(e)	1,064	496	(e)
Acquisition related costs	420	397	(f)	1,194	565	(f)
Deferred revenue adjustments	-	80	(g)	37	80	(g)
One-time termination costs	836	-	(h)	1,500	-	(h)
Other one-time charges	-	-	(i)	343	-	(i)
One-time professional services fees	-	-		327	-	(j)
Facilities adjustment	-	-		-	380	(k)
Asset impairment	-	86	(l)	-	175	(l)
Foreign currency exchange	223	591	(m)	299	86	(m)
Non-GAAP income before income taxes	6,431	6,650		23,806	29,854
Non-GAAP tax provision	1,929	1,995	(n)	7,142	8,956	(n)
Non-GAAP net income	4,502	4,655		16,664	20,898
Basic non-GAAP net income per share	$0.09	$0.10		$0.35	$0.43
Shares used in basic per share calculation	48,117	48,652		48,064	49,033
Diluted non-GAAP net income per share	$0.09	$0.09		$0.32	$0.39
Shares used in diluted per share calculation	51,995	51,605	(o)	51,598	52,924	(o)

(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measures; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in prior acquisitions . Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions. Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Actuate accounts for stock-based compensation expense under the fair value method in accordance with the authoritative guidance issued by the Financial Accounting Standards Board ("FASB") related to the measurement and disclosure of stock-based compensation expense. Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. For the three months ended December 31, 2013, stock-based expense included approximately (in thousands): $68, $333, $127, and $1,004, related to cost of services revenues, sales and marketing expense, research and development expense and general and administrative expense, respectively.

(e) The restructuring expense consists of one-time benefit payments to terminated employees and idle facilities charges driven by modifications in business strategy.

(f) Costs associated with our acquisition transactions.

(g) The deferred revenue adjustment relates to our prior year acquisition of Quiterian, which was concluded in October of 2012. In accordance with the fair value provisions of Accounting Standards Codification ("ASC") 805, Business Combination, acquired deferred revenues that were recorded on the opening balance sheet, which were lower than the historical carrying value. This purchase accounting requirement adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment.

(h) Represents severance and benefits associated with one-time termination of Actuate employees.

(i) Represents a one-time write off totaling approximately $188,000 for the remaining unamortized costs related to our credit facility as we terminated our Line of Credit agreement with Wells Fargo Foothill (“WFF”) and re-negotiated a more favorable agreement with U.S. Bank in the second quarter of 2013. Also during the second quarter of 2013, we wrote-off leasehold improvements totaling approximately $155,000 associated with our Toronto, Canada idle facility.

(j) During the second quarter of 2013, the Company incurred professional services fees related to considerations regarding strategic alternatives. These costs are excluded because the charges are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the Company's core operations, they are not included in the Company's annual operating plan. We analyze and measure our operating results without these charges when evaluating our core performance.

(k) The lease on our new headquarters located at 951 Mariners Island Boulevard commenced on June 1, 2012. However, we relocated to this new facility on July 23, 2012. During the second quarter and as a result of our contractual commitments, we incurred rent expenses on both the Bridgepointe and the Mariners Island facilities. The rent adjustment above prorates and adjusts the rent expenses during the quarter to only include rent for the occupied Bridgepointe facility . We also incurred a one-time lease restoration charge associated with the Bridgepointe facility during the second quarter of 2012.

(l) The amount represents the impairment of fixed assets.

(m) Foreign currency exchange gains and losses represent the net gain or loss that Actuate has recorded for the impact of currency exchange rate movements on monetary assets and liabilities denominated in foreign currencies related to the revaluation of these assets and liabilities.

(n) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company use a normalized effective tax rate of 30%.

(o) Shares used in calculating diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Twelve Months Ended
	December 31,
Operating activities	2013	2012
Net income	$6,801	$10,303
Adjustments to reconcile net income to net cash from operating activities:
Share-based compensation expense related to stock options and employee stock purchase plan	7,324	7,279
Excess tax benefits from exercise of stock options	(1,635)	(3,054)
Amortization of other purchased intangibles	2,542	2,306
Amortization of debt issuance cost	49	70
Bad debt expense	(94)	108
Write-off of unamortized debt issuance costs	188	-
Depreciation	2,124	2,186
Fixed asset write-offs	155	-
Change in valuation allowance on deferred tax assets	1,400	475
Impairment of assets	-	175
Gain on liquidation of investments	(416)	-
Accretion /amortization on short-term debt securities	(104)	180
Changes in operating assets and liabilities, net of acquired assets and assumed liabilities:
Accounts receivable	5,729	(5,798)
Other current assets	818	(2,605)
Accounts payable	(397)	(125)
Accrued compensation	(709)	238
Other accrued liabilities	(206)	191
Deferred tax assets	(1,240)	2,920
Deferred tax liabilities	30	(535)
Income tax receivable	(910)	(1,690)
Income tax payable	1,746	2,817
Other deferred liabilities	(31)	3,136
Restructuring liabilities	(195)	305
Deferred revenue	1,517	1,458
Net cash provided by operating activities	24,486	20,340

Investing activities
Purchases of property and equipment	(586)	(5,572)
Proceeds from maturity of investments	39,886	31,863
Purchases of short-term investments	(48,984)	(32,288)
Acquisitions, net of cash acquired	-	(4,465)
Proceeds from security deposits and other	(1)	(139)
Net cash used in investing activities	(9,685)	(10,601)

Financing activities
Pay-down of the Credit facility & other loan obligations	-	(1,331)
Credit facility related payments	(93)	(63)
Excess tax benefit from exercise of stock options	1,635	3,054
Proceeds from issuance of common stock	13,727	12,289
Stock repurchases	(26,132)	(25,554)
Tax withholdings related to net share settlements of restricted stock awards and units.	(50)	-
Net cash used in financing activities	(10,913)	(11,605)
Effects of exchange rates on cash and cash equivalents	379	590
Net increase (decrease) in cash and cash equivalents	4,267	(1,276)
Cash and cash equivalents at the beginning of the period	37,483	38,759
Cash and cash equivalents at the end of the period	$41,750	$37,483

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CONTACT:
Market Street Partners
Jacob Moelter, 415-571-4956 (mobile)
JMoelter@marketstreetpartners.com